Exhibit (a)(5)(D)

PRESS RELEASE

CONTACT:

Bob Marese: (212) 929-5045

Lex Flesher: (212) 929-5397

MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:

RISCO EXTENDS TENDER OFFER; SEEKS TO ENJOIN IEI’S UNLAWFUL USE OF MASS STATUTE TO SUBVERT SHAREHOLDER VOTE

BOSTON, MA — March 27, 2007 — Rokonet Industries, U.S.A., Inc., a wholly-owned subsidiary of RISCO Ltd. (RISCO), announced today that it has extended its $3.50 per share cash tender offer for all of the common stock of International Electronics, Inc. (IEI) (OTCBB: IEIB) not already owned by it or its subsidiaries to 12:00 Midnight, New York City time, on Thursday, April 26, 2007. The tender offer was previously set to expire at 12:00 Midnight, New York City time, on Monday, April 2, 2007. The extension of the tender offer is intended to provide additional time for IEI to convene a special meeting of its stockholders that RISCO demanded under the Massachusetts Control Share Acquisition Statute to approve voting rights of any IEI shares RISCO may acquire in its offer. IEI has announced that it intends to hold a stockholders meeting on April 25, 2007 for such purpose.

As of the close of business on March 23, 2007, approximately 1,055 IEI shares had been tendered in and not withdrawn from the offer.

RISCO has also filed a complaint in the U.S. District Court of the District of Massachusetts against IEI and its board of directors. RISCO is seeking, in addition to other remedies, a preliminary injunction to enjoin IEI and its board of directors from violating the Massachusetts Control Share Acquisition Statute. In preliminary proxy materials filed with the Securities Exchange Commission for the April 25 shareholders’ meeting, IEI seeks to “bootstrap” certain conditions to RISCO’s tender offer into conditions to the IEI stockholder vote—a maneuver designed to prevent RISCO from amending or waiving its conditions in the future as it is permitted to do under the terms of its offer and federal securities law, without seeking yet another shareholder vote.

“The lengths the IEI board will go to entrench itself and prevent stockholders from taking advantage of RISCO’s all cash offer continue to amaze me,” said RISCO Chairman, Moshe Alkelai. “The board is clearly afraid that a straightforward up or down vote on our proposal will lead to stockholders choosing RISCO’s offer—it is trying to use technical legal maneuvers to subvert the shareholder vote and make it more difficult for RISCO to close its offer. The IEI board should allow its stockholders to vote on RISCO’s offer.”

MacKenzie Partners, Inc. is the Information Agent for RISCO’s tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to MacKenzie Partners, Inc.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the solicitation of proxies of Rokonet Industries, U.S.A., Inc. from stockholders of IEI in connection with the special meeting of IEI stockholders expected to be held on April 25, 2007. Rokonet Industries, U.S.A., Inc. will file a definitive proxy statement on Schedule 14A. IEI STOCKHOLDERS SHOULD READ THOSE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING RISCO’S PROPOSAL. Stockholders will be able to obtain the proxy statement and related materials with respect to the special meeting free at the SEC’s website at www.sec.gov or from Rokonet Industries, U.S.A., Inc. by contacting Mackenzie Partners, Inc. toll free at 1-800-322-2885 or collect at 1-212-929-5500 or via email at proxy@mackenziepartners.com.

The offer to buy IEI common stock is only being made pursuant to an offer to purchase and related materials that Rokonet Industries, U.S.A., Inc. has filed with the SEC. IEI STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. Stockholders will be able to obtain the offer to purchase and related materials with respect to the tender offer at the SEC’s website at www.sec.gov or from Rokonet Industries, U.S.A., Inc. by contact Mackenzie Partners, Inc. toll free at 1-800-322-2885 or collect at 1-212-929-5500 or via email at proxy@mackenziepartners.com.

Participants in Solicitation

Rokonet Industries, U.S.A., Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of IEI common stock in respect of the proposed special meeting of stockholders. Certain information about such persons and their interest in the solicitation will be contained in the proxy statement regarding the special meeting, when it becomes available.